[logo]
2nd Request
Urgent Proxy Information
Please cast your vote now!
Dear Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on important proposals that affect your fund(s). This information described the proposals and asked for your vote on these important issues. It has been called to our attention that we have not yet received your ballot.
YOUR VOTE IS IMPORTANT, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY
BE.
I am writing to remind you that your participation is extremely important. The shareholder meeting cannot be held until we receive a majority of the votes. If you haven't done so already, please cast your vote on the enclosed proxy card(s).
Shareholders who hold the fund(s) in more than one account will receive one card for each account and should vote each card.
VOTING IS QUICK AND EASY.  EVERYTHING YOU NEED IS ENCLOSED.
TO VOTE BY MAIL
Please mail your SIGNED proxy card(s) in the postage-paid envelope right away no matter how many shares of the fund you own.
TO VOTE BY FAX
Please fax the front and back of your SIGNED proxy card(s) to our proxy tabulator at
1-888-451-8683.

If you have already voted, thank you for your response. If you have any further questions, please call Fidelity at 1-800-544-8888. We appreciate your immediate attention. Thank you.
Sincerely,
Edward C. Johnson 3d
Chairman and Chief Executive Officer
2ND REQUEST
URGENT PROXY INFORMATION...
PLEASE CAST YOUR VOTE NOW!
Dear Fidelity Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on important proposals that affect your fund(s). This information described each proposal and asked for your vote on all of the issues. It has been called to our attention that we have not yet received your ballot.
I AM WRITING TO REMIND YOU THAT YOUR PARTICIPATION IS EXTREMELY IMPORTANT. The shareholder meeting cannot be held until we receive a majority of the votes. Your vote affects the quorum, and your prompt attention to this request will save the cost of further solicitations. You may cast your vote for, against, or to abstain on the proposals by completing the proxy card(s) and returning it/them in the envelope provided. Remember, this is an opportunity to voice your opinion on matters concerning your fund(s). IT IS IMPORTANT THAT YOU TAKE PART IN THE VOTING PROCESS NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.
To cast your ballot, simply record your vote on the enclosed proxy card(s). Be sure to sign the card(s) before mailing it/them in the postage paid envelope provided. You also have the option of voting your shares over the telephone by calling the toll-free number printed in the top left corner of the voting instruction form.
REMEMBER, VOTING IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED. If you have already voted, thank you for your prompt response. If you have any further questions, please contact your financial advisor. Thank you. We appreciate your immediate attention.
Sincerely,
Edward C. Johnson 3d
Chairman and Chief Executive Officer
          ADP-PXL2-0398